EXHIBIT 99.1

For Immediate Release Contact: Scott Drill, Chairman and CEO (763) 392-6200; (800) 874-4648

Insignia Systems, Inc. Appoints Glen Dall as President

MINNEAPOLIS – May 25, 2012 – Insignia Systems, Inc. (Nasdaq symbol: ISIG) today announced the appointment of Glen Dall as the Company’s President. Mr. Dall has been the Company’s Executive Vice President and Chief Operating Officer since March 2012. Prior to his appointment to EVP and COO, Mr. Dall had been the Company’s Vice President of Corporate Development since September 2009. Before joining the Company, Mr. Dall served in several varying roles at Valassis Communications, Inc. for 19 years, most recently as a Director of CPG Sales.

Donald Kramer, who has served as Chairman of the Board of Directors since 2004, is retiring as Chairman, but will remain active as a member of the Board. Scott Drill was appointed the Chairman of the Company’s Board of Directors, in addition to his position as Chief Executive Officer. Mr. Drill commented: “Glen has made significant contributions to our business since joining the Company in September of 2009. His deep industry experience and leadership skills make him a great choice to lead the Company into the future.”

Insignia Systems, Inc. is an innovative developer and marketer of in-store advertising products, programs and services to retailers and consumer goods manufacturers. Through its Point-Of-Purchase Services (POPS) business, Insignia is provides at-shelf advertising products in over 13,000 chain retail supermarkets, over 1,800 mass merchants and over 7,000 dollar stores. Through the nationwide POPS network, over 200 major consumer goods manufacturers, including General Mills, Kellogg Company, Kraft, Nestlé, Ocean Spray, Reckitt Benckiser, Schwan’s Bakery and Tyson Foods, have taken their brand messages to the point-of-purchase. For additional information, contact (888) 474-7677, or visit the Insignia website at www.insigniasystems.com.

####